UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):   April 15, 2008
Premier Exhibitions, Inc.

Exact name of Registrant as specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:   (404) 842-2600
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     On April 15, 2008, the United States District Court for the Eastern District of Virginia, Norfolk Division (the “Court”), entered an Order in the case entitled R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel, et al., in rem. The Order provides that R.M.S. Titanic, Inc. (“RMST”) shall, within 60 days of the date of the Order, submit to the Court and to the United States government (i) covenants specifying conditions or limitations to be included in an in specie (in kind) award, should the Court determine that one is appropriate, and (ii) a memorandum that explains how such proposed covenants would effectuate the principles outlined by the Court. In addition, the Order provides that during the 60 day period following RMST’s submission of such covenants and memorandum, RMST shall (i) consult in depth with the United States government, (ii) resolve any concerns raised by the United States government and (iii) revise and resubmit the proposed covenants to the Court and to the United States government. As directed by the Order, the United States government shall within 30 days of RMST’s resubmission of such proposed covenants, as amicus curie (friend of the court), submit its views, including any remaining concerns, on the revised proposed covenants and provide the Court with any additional revisions that it deems necessary. The Court has not determined whether an in specie award to RMST is appropriate.
     RMST is a wholly-owned subsidiary of Premier Exhibitions, Inc. (the “Company”) and the full text of the Order has been posted to the Company’s website located at www.prxi.com under the heading “The Company” and subheadings “Investor Relations” and “Other.” The Company will maintain a copy of the Order, which is a public document, on its website for approximately 30 days.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: May 2, 2008	By:	/s/ Bruce Eskowitz
Bruce Eskowitz
Chief Executive Officer